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                                                                EXHIBIT 12

                       PORTLAND GENERAL ELECTRIC COMPANY
                     EARNINGS TO FIXED CHARGES - SEC BASIS
                      THE YEARS ENDED 12/31/94 - 12/31/90
                     and the Twelve Months Ended 6/30/1995


   (Thousands of Dollars)                                06/30/95    12/31/94    12/31/93    12/31/92    12/31/91    12/31/90
----------------------------                             --------    --------    --------    --------    --------    --------
NET INCOME                                               $ 81,831    $106,118    $ 99,744    $105,562    $ 74,075    $121,949

INCOME TAXES                                               63,134      74,937      75,492      70,629      48,235      85,875
                                                         --------    --------    --------    --------    --------    --------
INCOME BEFORE CUMULATIVE EFFECT                          $144,965    $181,055    $175,236    $176,191    $122,310    $207,824
   ITEMS AND INCOME TAXES

FIXED CHARGES, EXCLUDING PREFERRED
  DIVIDEND REQUIREMENT                                     90,552      84,650      82,156      84,899      93,079      98,177
                                                         --------    --------    --------    --------    --------    --------
EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES                                      $235,517    $265,705    $257,392    $261,090    $215,389    $306,001
                                                         --------    --------    --------    --------    --------    --------

FIXED CHARGES:
  INTEREST EXPENSE (long & short-term)                     73,183      67,281      65,260      67,472      75,338      79,948
  INTEREST ON LONG-TERM POWER
      CONTRACTS (PUD'S)                                     9,679       9,679       9,591       9,438       9,700       9,485
  INTEREST FACTOR IN LONG-TERM LEASES                       7,690       7,690       7,305       7,989       8,041       8,744
                                                         --------    --------    --------    --------    --------    --------
       TOTAL FIXED CHARGES                               $ 90,552    $ 84,650    $ 82,156    $ 84,899    $ 93,079    $ 98,177
                                                         ========    ========    ========    ========    ========    ========
RATIO OF EARNINGS TO FIXED CHARGES
 BEFORE INCOME TAXES                                         2.60        3.14        3.13        3.08        2.31        3.12
                                                         ========    ========    ========    ========    ========    ========
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